Exhibit 10.37
Amended Award Agreement to
Weatherford International plc
2020 Long-Term Cash Incentive Plan

Participant: [●]
Award Date: [●]
Cash Award Value: $[●] Pro-rated Cash Award Value: $[●]

Section 1 – Grant of Cash Award. This Amended Award Agreement (the “Award Agreement”) amends and restates in its entirety the Participant’s prior Award Agreement (the “Prior Award Agreement”), dated as of [●], under the Weatherford International plc 2020 Long-Term Cash Incentive Plan (as amended, restated, or otherwise modified from time to time, the “Plan”). Upon and subject to the terms and conditions set forth in this Award Agreement and in the Plan, Weatherford International plc, an Irish public limited company, and its successors (“Weatherford” or the “Company”), granted to the Participant whose name is set forth above a Cash Award under the Plan on the Award Date, as set forth above.

Section 2 – Effect of Plan. Except as specifically amended below, the Cash Award granted pursuant to this Award Agreement to the Participant is subject to all of the provisions of the Plan and this Award Agreement, which are incorporated herein by reference, together with all rules and determinations from time to time issued by the Committee pursuant to the Plan. Capitalized terms used in this Award Agreement and not defined herein shall have the meanings assigned to such terms in the Plan.

Notwithstanding the foregoing and solely with respect to the Cash Award granted pursuant to this Award Agreement:

•The definition of “Performance Criteria” in the Plan shall be deleted and replaced in its entirety with the following:

“Performance Criteria” shall mean, (i) for the portion of the Performance Period during the 2020 calendar year, Return on Capital Employed and Free Cash Flow and (ii) for the portion of the Performance Period during the 2021 and 2022 calendar years, EBITDA Percentage and Operating Cash Flow Conversion Percentage, each as defined in Exhibit A attached hereto.

•Section 5.2 of the Plan shall be deleted and replaced in its entirety with the following:

5.2 Cash Award Vesting

Each Cash Award will vest as follows:

(i)    30% of the Cash Award Value will be time-based and shall vest in substantially equal installments on each of: (a) December 31, 2020; (b) December 31, 2021, and (c) December 31, 2022 (the “Time-Vested Award”); provided, however, that the first installment due on December 31, 2020 shall be pro-rated for the Participant’s period of employment during the calendar year, calculated from the Participant’s hire date through December 31, 2020 (i.e., [●] on December 31, 2020 following such pro-ration
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and $[●] on each of December 31, 2021 and December 31, 2022); provided, further, that in the event of a termination of the Participant’s employment due to a Covered Termination, subject to the Release Requirement, the unvested portion of the Time-Vested Award shall vest as of the date of termination and shall be paid in accordance with Section 7.2 of the Plan, subject to the terms thereof;

(ii)    35% of the Cash Award Value will be contingent on the achievement of the Performance Goals for Return on Capital Employed for the 2020 calendar year and EBITDA Percentage for the 2021 and 2022 calendar years and shall vest at the conclusion of the Performance Period, pro-rated for the Participant’s period of employment during the Performance Period, calculated from the Participant’s hire date through the end of the Performance Period (i.e., $[●] following such pro-ration, allocated evenly over the 2020, 2021 and 2021 calendar years); and

(iii)    35% of the Cash Award Value will be contingent on the achievement of Performance Goals for Free Cash Flow for the 2020 calendar year and Operating Cash Flow Conversion Percentage for the 2021 and 2022 calendar years and shall vest at the conclusion of the Performance Period, pro-rated for the Participant’s period of employment during the Performance Period, calculated from the Participant’s hire date through the end of the Performance Period (i.e., $[●] following such pro-ration, allocated evenly over the 2020, 2021 and 2021 calendar years).

For purposes of this Section 5.2, and notwithstanding any other definition contained in the Plan or in the Participant’s Offer Letter from the Company, “Covered Termination” shall mean termination of the Participant’s employment by any member of the Weatherford Group without Cause (including due to death or Disability) or by the Participant for Good Reason each, as defined in the Company’s Change in Control Severance Plan.

•The second paragraph of Section 5.3 of the Plan shall be amended to delete “for Free Cash Flow” from the first sentence and to delete the second sentence in its entirety.

•The vesting acceleration provisions contained in Sections 7.1 and 7.2 of the Plan shall not apply to the Cash Award.

•Exhibit A of the Plan shall be deleted and replaced in its entirety with Exhibit A, attached hereto.

Section 3 – Notices. Any notice hereunder shall be in writing, and shall be delivered either by personal delivery, by facsimile, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the address indicated below on the execution page of this Award Agreement, and to the Participant at the Participant’s physical address or to such number most recently on file with the Company, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

Section 4 – Clawback. The Participant shall be subject to the Company’s clawback, forfeiture or other similar policies in accordance with Section 10.5 of the Plan. By accepting this Cash Award, the Participant is deemed to have acknowledged and consented to the Company’s application, implementation and enforcement of any such policy adopted by the Company, whether adopted prior to or following the Award Date (and any provision of applicable law relating to reduction, cancellation, forfeiture or recoupment), and to have agreed that the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action by the Participant.

Section 5 – Governing Law. This Award Agreement shall be governed by the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof.

Section 6 – Binding Effect; Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Cash Award, prospectively or retroactively; provided that no such amendment shall materially and adversely affect the Participant’s rights under this Award Agreement without the Participant’s consent.

Section 7 – No Right to Continued Service. Neither the Plan nor this Award Agreement shall confer upon the Participant any right to continued employment or service. Further, nothing in the Plan or this Award Agreement shall be construed to limit the discretion of the Company to terminate the Participant’s employment at any time for any reason.

Section 8 – Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Section 9 – Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by the Participant or any other participant in the Plan.

Section 10 – Acknowledgement. The Participant acknowledges receipt of a copy of the Plan, represents that the Participant is familiar with the terms and provisions thereof, and hereby accepts this Award Agreement subject to all of the terms and provisions hereof and thereof. The Participant further acknowledges and agrees that the Participant has reviewed this Award Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of tax and legal counsel prior to executing this Award Agreement, and fully understands all provisions of this Award Agreement and the Plan.
Section 11 – Entire Agreement. The Plan, this Agreement, and the Confidentiality Agreement constitute the entire agreement of the Company and the Participant with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the parties with respect to the subject matter hereof, including the Prior Award Agreement. If there is any inconsistency between the provisions of this Award Agreement and of the Plan, the provisions of the Plan shall govern. Nothing in the Plan and this Award Agreement (except as expressly provided therein or herein) is intended to confer any rights or remedies on any person other than the Company and the Participant.
Section 12 – Counterparts. This Award Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Award Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

[signature pages follow]

Weatherford International plc

By:
Name:    [●]
Title:    Senior Vice President & Chief Human Resources Officer

Address: 2000 St. James Place, Houston, TX 77056

DATED:    March [●], 2021        SIGNED:
                                [●]

Signature Page to LTCIP Amended Award Agreement

Exhibit A

[Intentionally Omitted]
Exhibit A – 2020 Long Term Cash Incentive Plan